Exhibit 10.20

ORACLE

ORACLE LICENSE AND SERVICES AGREEMENT

A.           Agreement Definitions

“You” and “your” refers to the individual or entity that has executed this agreement (“agreement”) and ordered programs and/or services from Oracle Corporation Canada Inc. (“Oracle”) or an authorized distributor. The term “ancillary programs” refers to third party materials as specified in the program documentation which may only be used for the purposes of installing or operating the programs with which the ancillary programs are delivered. The term “program documentation” refers to the program user manual and program installation manuals. The term “programs” refers to the software products owned or distributed by Oracle which you have ordered, program documentation, and any program updates acquired through technical support. The term “services” refers to technical support, education, hosted/outsourcing services, consulting or other services which you have ordered. The term “third party programs” refers to programs designated in an ordering document as a third party program.

B.           Applicability of Agreement

This agreement is valid for the order which this agreement accompanies.

C.           Rights Granted

Upon Oracle’s acceptance of your order, you have the non-exclusive, royalty free, perpetual (unless otherwise specified in the ordering document), limited right to use the programs and receive any services you ordered solely for your internal business operations and subject to the terms of this agreement, including the definitions and rules set forth in the order and the program documentation. For programs that are specifically designed to allow your customers and suppliers to interact with you in the furtherance of your internal business operations, such use is allowed under this agreement. You may allow your agents and contractors (including, without limitation, outsourcers) to use the programs for this purpose and you are responsible for their compliance with this agreement in such use. If accepted, Oracle will notify you and this notice will include a copy of your agreement. Program documentation is delivered with the programs, or you may access the documentation online at http://oracle.corn/contracts. Services are provided based on Oracle’s policies for the applicable services ordered, which are subject to change, and the specific policies applicable to you, and how to access them, will be specified on your order (except technical support services, which are as specified in section H of this agreement). Upon payment for services, you will have a perpetual, non-exclusive, non-assignable, royalty free license to use for your Internal business operations anything developed by Oracle and delivered to you under this agreement; however, certain deliverables may be subject to additional license terms provided in the ordering document.

The services provided under this agreement may be related to your license to use programs which you acquire under a separate order. The agreement referenced in that order shall govern your use of such programs. Any services acquired from Oracle are bid separately from such program licensee, and you may acquire either services or such program licenses without acquiring the other.

D.           Ownership and Restrictions

Oracle or its licensors retain all ownership and intellectual property rights to the programs. Oracle retains all ownership and intellectual property rights to anything developed by Oracle and delivered to you under this agreement resulting from the services. You may make a sufficient number of copies of each program (other than for Siebel programs), for your licensed use and one copy of each program media. With respect to Siebel programs, you may only make a sufficient number of copies of each such program to support the maximum number of users of such program(s).

Third party technology that may be appropriate or necessary for use with some Oracle programs is specified in the program documentation, such third party technology is licensed to you under the terms of the third party technology license agreement specified in the program documentation and not under the terms of this agreement.

You may not:

•	remove or modify any program markings or any notice of Oracle’s or its licensors’ proprietary rights;

•
make the programs or materials resulting from the services available in any manner to any third party for use in the third party’s business operations (unless such access is expressly permitted for the specific program license or materials from the services you have acquired);

•	cause or permit reverse engineering (unless required by law for interoperability), disassembly or decompilation of the programs;

•	disclose results of any program benchmark tests without Oracle’s prior written consent;

•	use third party programs except in connection with PeopleSoft and/or JD Edwards programs.

E. Warranties, Disclaimers and Exclusive Remedies

Oracle warrants that a program licensed to you will operate in all material respects as described in the applicable program documentation for one year after delivery (i.e., via physical shipment or electronic download). You must notify Oracle of any program warranty deficiency within one year after delivery. Oracle also warrants that services will be provided in a professional manner consistent with industry standards. You must notify Oracle of any services warranty deficiencies within 90 days from performance of the defective services.

ORACLE DOES NOT GUARANTEE THAT THE PROGRAMS WILL PERFORM ERROR-FREE OR UNINTERRUPTED OR THAT ORACLE WILL CORRECT ALL PROGRAM ERRORS.

FOR ANY BREACH OF THE ABOVE WARRANTIES, YOUR EXCLUSIVE REMEDY, AND ORACLE’S ENTIRE LIABILITY, SHALL BE: (A) THE CORRECTION OF PROGRAM ERRORS THAT CAUSE BREACH OF THE WARRANTY, OR IF ORACLE CANNOT SUBSTANTIALLY CORRECT SUCH BREACH IN A COMMERCIALLY REASONABLE MANNER, YOU MAY END YOUR PROGRAM LICENSE AND RECOVER THE FEES PAID TO ORACLE FOR THE PROGRAM LICENSE AND ANY UNUSED, PREPAID TECHNICAL SUPPORT FEES YOU HAVE PAID FOR THE PROGRAM LICENSE; OR (B) THE REPERFORMANCE OF THE DEFICIENT SERVICES, OR IF ORACLE CANNOT SUBSTANTIALLY CORRECT A BREACH IN A COMMERCIALLY REASONABLE MANNER, YOU MAY END THE RELEVANT SERVICES AND RECOVER THE FEES PAID TO ORACLE FOR THE DEFICIENT SERVICES.

TO THE EXTENT PERMITTED BY LAW, THESE WARRANTIES ARE EXCLUSIVE AND THERE ARE NO OTHER EXPRESS OR IMPLIED WARRANTIES OR CONDITIONS, INCLUDING WARRANTIES OR CONDITIONS OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

F.           Trial Programs

You may order trial programs, or Oracle may include additional programs with your order which you may use for trial, non-production purposes only. You may not use the trial programs to provide or attend third party training on the content and/or functionality of the programs. You have 30 days from the delivery date to evaluate these programs. If you decide to use any of these programs after the 30 day trial period, you must obtain a license for such programs from Oracle or an authorized distributor. If you decide not to obtain a license for any program after the 30 day trial period, you will cease using and will delete any such programs from your computer systems. Programs licensed for trial purposes are provided “as is” and Oracle does not provide technical support or offer any warranties for these programs.

G.           Indemnification

If a third party makes a claim against either you or Oracle (“Recipient” which may refer to you or Oracle depending upon which party received the Material), that any information, design, specification, instruction, software, data, or material (“Material”) furnished by either you or Oracle (“Provide” which may refer to you or Oracle depending on which party provided the Material), and used by the Recipient infringes its intellectual property rights, the Provider, at its sole cost and expense, will defend the Recipient against the claim and indemnify the Recipient from the damages, liabilities, costs and expenses awarded by the court to the third party claiming infringement or the settlement agreed to by the Provider, if the Recipient does the following:

•	notifies the Provider promptly in writing, not later than 30 days after the Recipient receives notice of the claim (or sooner if required by applicable law);

•	gives the Provider sole control of the defense and any settlement negotiations; and

•	gives the Provider the information, authority, and assistance the Provider needs to defend against or settle the claim.

If the Provider believes or it is determined that any of the Material may have violated a third party’s intellectual property rights, the Provider may choose to either modify the Material to be non-infringing (while substantially preserving its utility or functionality) or obtain a license to allow for continued use, or if these alternatives are not commercially reasonable, the Provider may end the license for, and require return of, the applicable Material and refund any fees the Recipient may have paid for it and any unused, prepaid technical support fees you have paid for the license. If you are the Provider and such return materially affects Oracle’s ability to meet its obligations under the relevant order, then Oracle may, at its option and upon 30 days prior written notice, terminate the order. The Provider will not indemnify the Recipient if the Recipient alters the Material or uses it outside the scope of use identified in the Provider’s user documentation or if the Recipient uses a version of the Materials which has been superseded, if the infringement claim could have been avoided by using an unaltered current version of the Material which was provided to the Recipient. The Provider will not indemnify the Recipient to the extent that an infringement claim is based upon any information, design, specification, instruction, software, data, or material not furnished by the Provider. Oracle will not indemnify you to the extent that an infringement claim is based upon the combination of any Material with any products or services not provided by Oracle. Oracle will not indemnify you for infringement caused by your actions against any third party if the Oracle program(s) party as delivered to you and used in accordance with the terms of this agreement would not otherwise infringe any third par intellectual property rights. This section provides the parties’ exclusive remedy for any infringement claims or damages.

H.           Technical Support

For purposes of the ordering document, technical support consists of annual technical support services you may have ordered for the supportable programs. The term “supportable programs” refers to those programs for which Oracle offers annual technical support services, including third party programs specifically designated on the order as supportable programs. If ordered, annual technical support (including first year and all subsequent years) is provided under Oracle’s technical support policies in effect at the time the services are provided. The technical support policies, incorporated in this agreement, are subject to change at Oracle’s discretion; however, Oracle will not materially reduce the level of services provided for supported programs during the period for which fees for technical support have been paid. You should review the policies prior to entering into the ordering document for the applicable services. You may access the current version of the technical support policies at http://oracle.com/contracts.

Technical support is effective upon the effective date of the ordering document unless otherwise stated in your order. If your order was placed through the Oracle Store, the effective date is the date your order was accepted by Oracle.

Software Update License & Support (or any successor technical support offering to Software Update License & Support, “SULS”) acquired with your order may be renewed annually and, if you renew SULS for the same number of licenses for the same programs, for the first and second renewal years the fee for SULS, will not increase by more than 4% over the prior year’s fees. There is no cap on fee increases for SULS for third party programs; unless otherwise provided in your order, the SULS fee for third party programs that are identified as supportable programs licensed pursuant to an ordering document will equal the fee in effect at the time SULS is renewed. If your order is fulfilled by a member of Oracle’s partner program, the fee for SULS for the first renewal year will be the price quoted to you by your partner; the fee for SULS for the second renewal year will not increase by more than 4% over the prior year’s fees. There is no cap on fee increases for SULS for third party programs; unless otherwise provided in your order, the SULS fee for third party programs that are identified as supportable programs licensed pursuant to an ordering document will equal the fee in effect at the time SULS is renewed.

If you decide to purchase technical support for any license within a license set, you are required to purchase technical support at the same level for all licenses within that license set. You may desupport a subset of licenses in a license set only if you agree to terminate that subset of licenses. The technical support fees for the remaining licenses will be priced in accordance with the technical support policies in effect at the time of termination. Oracle’s license set definition is available in the current technical support policies. If you decide not to purchase technical support, you may not update any unsupported program licenses with new versions of the program.

I.           End of Agreement

If either of us breaches a material term of this agreement and fails to correct the breach within 30 days of written specification of the breach, then the breaching party is in default and the non-breaching party may terminate this agreement. If Oracle ends this agreement as specified in the preceding sentence, you must pay within 30 days all amounts which have accrued prior to such end, as well as all sums remaining unpaid for programs ordered and/or services received under this agreement plus related taxes and expenses. If Oracle ends the license for a program under the Indemnification section, you must pay within 30 days all amounts for such license which have accrued prior to such end, as well as all sums remaining unpaid for services related thereto received under this agreement plus related taxes and expenses. Except for nonpayment of fees, the non-breaching party may agree in its sole discretion to extend the 30 day period for so long as the breaching party continues reasonable efforts to cure the breach. You agree that if you are in default under this agreement, you may not use those programs and/or services ordered. You further agree that if you have used an Oracle Financing Division contract to pay for the fees due under an order and you are in default under that contract, you may not use the programs and/or services that are subject to such contract. Provisions that survive termination or expiration are those relating to limitation of liability, infringement indemnity, payment, and others which by their nature are intended to survive.

J.           Fees and Taxes

All fees payable to Oracle are due within 30 days from the invoice date. You agree to pay any sales, value-added or other similar taxes imposed by applicable law that Oracle must pay based on the programs and/or services you ordered, except for taxes based on Oracle’s income. Also, you will reimburse Oracle for reasonable expenses related to providing the services. Fees for services listed in an ordering document are exclusive of taxes and expenses. You agree that you have not relied on the future availability of any programs or updates in entering into the payment obligations in your ordering document; however, (a) if you order SULS for programs, the preceding sentence does not relieve Oracle of its obligation to provide updates under your ordering document, if-and-when available, in accordance with Oracle’s then current technical support policies, and (b) the preceding sentence does not change the rights granted to you for any program licensed under your ordering document, per the terms of your ordering document and this agreement.

K.           Nondisclosure

By virtue of this agreement, the parties may have access to information that is confidential to one another (“confidential information”). We each agree to disclose only information that is required for the performance of obligations under this agreement. Confidential information shall be limited to the terms and pricing under this agreement and all information clearly identified as confidential at the time of disclosure.

A party’s confidential information shall not include information that: (a) is or becomes a part of the public domain through no act or omission of the other party; (b) was in the other party’s lawful possession prior to the disclosure and had not been obtained by the other party either directly or indirectly from the disclosing party; (c) is lawfully disclosed to the other party by a third party without restriction on the disclosure; or (d) is independently developed by the other party.

We each agree to hold each other’s confidential information in confidence for a period of three years from the date of disclosure. Also, we each agree to disclose confidential information only to those employees or agents who are required to protect it against unauthorized disclosure. Nothing shall prevent either party from disclosing the terms or pricing under this agreement or orders submitted under this agreement in any legal proceeding arising from or in connection with this agreement or disclosing the confidential information to a federal or provincial governmental entity as required by law.

L.           Entire Agreement

You agree that this agreement and the information which is incorporated into this agreement by written reference (including reference to information contained in a URL or referenced policy), together with the applicable ordering document, are the complete agreement for the programs and/or services ordered by you, and that this agreement supersedes all prior or contemporaneous agreements or representations, written or oral, regarding such programs and/or services. If any term of this agreement is found to be invalid or unenforceable, the remaining provisions will remain effective and such term shall be replaced with a term consistent with the purpose and intent of this agreement. It is expressly agreed that the terms of this agreement and any Oracle ordering document shall supersede the terms in any purchase order or other non-Oracle ordering document and no terms included in any such purchase order or other non-Oracle ordering document shall apply to the programs and/or services ordered. This agreement and ordering documents may not be modified and the rights and restrictions may not be altered or waived except in a writing signed or accepted online through the Oracle Store by authorized representatives of you and of Oracle. Any notice required under this agreement shall be provided to the other party in writing.

M.           Limitation of Liability

NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, OR ANY LOSS OF PROFITS, REVENUE, DATA, OR DATA USE. ORACLE’S MAXIMUM LIABILITY FOR ANY DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT OR YOUR ORDER, WHETHER IN CONTRACT OR TORT, OR OTHERWISE, SHALL BE LIMITED TO THE AMOUNT OF THE FEES YOU PAID ORACLE UNDER THIS AGREEMENT, AND IF SUCH DAMAGES RESULT FROM YOUR USE OF PROGRAMS OR SERVICES, SUCH LIABILITY SHALL BE LIMITED TO THE FEES YOU PAID ORACLE FOR THE DEFICIENT PROGRAM OR SERVICES GIVING RISE TO THE LIABILITY.

N.           Export

Export laws and regulations of Canada and the United States and any other relevant local export laws and regulations apply to the programs. You agree that such export control laws govern your use of the programs (including technical data) and any services deliverables provided under this agreement, and you agree to comply with all such export laws and regulations (including “deemed export” and “deemed re-export” regulations). You agree that no data, information, program and/or materials resulting from services (or direct product thereof) will be exported, directly or indirectly, in violation of these laws, or will be used for any purpose prohibited by these laws including, without limitation, nuclear, chemical, or biological weapons proliferation, or development of missile technology.

O.           Other

1.
This agreement is governed by the laws of the Province of Ontario and you and Oracle agree to submit to the exclusive jurisdiction of, and venue in, the courts in Toronto, Ontario in any dispute arising out of or relating to this agreement. You and Oracle have agreed that this agreement be drafted in English. Vous et Oracle avez convenu que ce contrat soit rédigé en anglais.

2.
If you have a dispute with Oracle or if you wish to provide a notice under the Indemnification section of this agreement, or if you become subject to insolvency or other similar legal proceedings, you will promptly send written notice to: Oracle Corporation Canada Inc., 110 Matheson Blvd. W., Suite 100, Mississauga, ON, L5R 3P4, Attention: General Counsel, Legal Department.

3.
You may not assign this agreement or give or transfer the programs and/or any services or an interest in them to another individual or entity. If you grant a security interest in the programs and/or any services deliverables, the secured party has no right to use or transfer the programs and/or any services deliverables, and if you decide to finance your acquisition of the programs and/or any services, you will follow Oracle’s policies regarding financing which are at http://oracle.com/contracts.

4.
Except for actions for nonpayment or breach of Oracle’s proprietary rights, no action, regardless of form, arising out of or relating to this agreement may be brought by either party more than two years after the cause of action has accrued.

5.
Upon 45 days written notice, Oracle may audit your use of the programs. You agree to cooperate with Oracle’s audit and provide reasonable assistance and access to information. Any such audit shall not unreasonably interfere with your normal business operations. You agree to pay within 30 days of written notification any fees applicable to your use of the programs in excess of your license rights. If you do not pay, Oracle can end your technical support, licenses and/or this agreement. You agree that Oracle shall not be responsible for any of your costs incurred in cooperating with the audit.

P.           Force Majeure

Neither of us shall be responsible for failure or delay of performance if caused by: an act of war, hostility, or sabotage; act of God; electrical, interact, or telecommunication outage that is not caused by the obligated party; government restrictions (including the denial or cancellation of any export or other license); other event outside the reasonable control of the obligated party. We both will use reasonable efforts to mitigate the effect of a force majeure event. If such event continues for more than 90 days; either of us may cancel unperformed services upon written notice. This section does not excuse either party’s obligation to take reasonable steps to follow its normal disaster recovery procedures or your obligation to pay for programs delivered or services provided.

Q.           License Definitions and Rules

To fully understand your license grant, you need to review the definition for the licensing metric and term designation as well as the licensing rules which are listed below.

Adapter: is defined as each software code interface, installed on each Oracle Internet Application Server Enterprise Edition, which facilitates communication of information between each version of a third party software application or system and Oracle programs.

SM Annual Transaction Volume: is defined as one million one hundred and twenty-two thousand, two hundred Canadian dollars ($1,122,200.00) in all purchase orders transacted and all auctions conducted through the Oracle Exchange Marketplace by you and others during the applicable year of the Oracle Exchange Marketplace license, regardless of whether any such auction results in a purchase order, provided that an auction resulting in a purchase order shall only be counted against the Annual Transaction Volume once.

Applications National Language Support (NLS) Supplement Media Packs: Please be advised that only a subset of the products included on an Applications NLS Supplement Media Pack have been translated. For existing supported customers, MetaLink has information on which products have been translated for the supported languages (http://metalink.oragle.com). For new or unsupported customers, please contact your Oracle Account Manager for this information.

Application User, Enterprise Asset Management (EAM) User, Field Sales User, Financials User, Inventory/Shipping User, Marketing User, Manufacturing User, Purchasing User, TeleSales User: is defined as an individual authorized by you to use the applicable licensed application programs which are installed on a single server or on multiple servers regardless of whether the individual is actively using the programs at any given time. If you license the Self Service Work Request option in conjunction with EAM, you are required to maintain licenses for the equivalent number of EAM Users licensed and you are granted unlimited access to initiate work requests, view work request status and view scheduled completion dates for your entire employee population. Application Users licensed for Order Management are allowed to manually enter orders directly into the programs but any orders entered electronically from other sources must be licensed separately.

Application Read-Only User: is defined as an individual authorized by you to run only queries or reports against the application program for which you have also acquired non read-only licenses.

Beacon: is defined as each target that is deployed and managed by the program that measures the response time of remote software or hardware interfaces by communicating with those interfaces over protocols, api’s or programmatic interactions and measuring the total time elapsed between the initiation of communication and completion of the associated response from the remote interface.

Case Report Form (CRF) Page: is defined as the “electronic equivalent” of what would be the total number of physical paper pages initiated remotely by the program (measured explicitly in the program as Received Data Collection Instruments) during a 12-month period. You may not exceed the licensed number of CRF Pages during any 12-month period unless you acquire additional CRF Page licenses from Oracle.

Collaboration Program User: is defined as an individual authorized by you to use the programs which are installed on a single server or on multiple servers regardless of whether the individual is actively using the programs at any given time. For the purposes of counting and licensing the number of Real Time Collaboration users, a Collaboration Program User within your company is defined as a user able to initiate, or host, a web conference and also participate in a web conference; all participants in the web conference external to your company and attending a web conference are not required to be licensed.

Compensated Individual: is defined as an individual whose compensation or compensation calculations are generated by the programs. The term Compensated Individual includes, but is not limited to, your employees, contractors, retirees, and any other Person.

Computer: is defined as the computer on which the programs are installed. A Computer license allows you to use the licensed program on a single specified computer.

Connector: is defined as each connector connecting the software product with an external product. A unique connector is required for each distinct product that the software product is required to interface.

$M Cost of Goods Sold: is defined as one million one hundred and twenty-two thousand, two hundred Canadian dollars ($1,122,200.00) in the total cost of inventory that a company has sold during their fiscal year. If Cost of Goods Sold is unknown to you then Cost of Goods Sold shall be equal to 75% of total company revenue.

Developer User: is defined as an individual authorized by you to use the programs which are installed on a single server or multiple servers, regardless of whether the individual is actively using the programs at any given time. Developer Users may create, modify, view and interact with the programs and documentation.

Electronic Order Line: is defined as the total number of distinct order lines entered electronically into the Oracle Order Management application from any source (not manually entered by licensed Order Management Users, Professional Users 2003, or Professional Users 2003 - External) during a 12 month period. This includes order lines originating as external EDI/XML transactions and/or sourced from other Oracle and non-Oracle applications. You may not exceed the licensed number of order lines during any 12-month period.

Employee: is defined as an active employee of yours. (note: The value of these applications is determined by the size of the active employee population and not the number of actual users. Therefore, all of your active employees must be included in your order when licensing these applications.)

Employee User: is defined as an individual authorized by you to use the programs which are installed on a single server or multiple servers, regardless of whether or not the individual is actively using the programs at any given time.

Expense Report: is defined as the total number of expense reports processed by Internet Expenses during a 12-month period. You may not exceed the licensed number of expense reports during any 12-month period.

Federated Link: is defined as a one-to-one pairing between a source domain and a destination domain. A source domain is the point of origin for a request. A destination domain contains the resource that users from source domains want to access. One source domain might have many pairings with different destination domains and one destination domain might have many pairings with different source domains, Each and every pairing is a federated link.

Field Technician: is defined as an engineer, technician, representative, or other person who is dispatched by you, including the dispatchers, to the field using the programs.

$M Freight under Management: is defined as is defined as one million one hundred and twenty-two thousand, two hundred Canadian dollars ($1,122,200.00) the total transportation value of tendered orders for all shipments for a given calendar year during the term of the license. FUM shall include the combined total of actual freight purchased by you, plus the cost of freight for shipments managed by you (e.g., you are not purchasing transportation services on behalf of your clients but are providing transportation management services for your clients). Freight that is paid by a third party shall also be included in the FUM total (e.g., inbound shipments from suppliers to you with freight terms of prepaid).

Full Time Equivalent (FTE) Student: is defined as any full-time student enrolled in your institution and any part-time student enrolled in your institution counts as 25% of an FTE Student. The definition of “full-time” and “part-time” is based on your policies for student classification. If the number of FTE Students is a fraction, that number will be rounded to the nearest whole number for purposes of license quantity requirements.

Hosted Named User: is defined as an individual authorized by you to access the hosted service, regardless of whether the individual is actively accessing the hosted service at any given time.

Implementation Services, Packaged Methods, Architecture Services, Accelerator Services, Assessment Services and Workshops: Each Implementation Service, Packaged Method, Architecture Service, Accelerator Service, Assessment Service and Workshop is provided subject to the statement of obligation for that particular offering and Oracle’s consulting services policies. Oracle’s consulting services policies may be accessed at http://oracle.com/contracts, and are subject to change.

1K Invoice Line: is defined as one thousand invoice line items processed by the program during a 12 month period. You may not exceed the licensed number of Invoice Lines during any 12 month period unless you acquire additional Invoice Line licenses from Oracle.

Learning Credits: may be used to acquire education products and services offered in the Oracle University online catalogue posted at http://www.oracle.com/education under the terms specified therein. Learning credits may only be used to acquire products and services at the list price in effect at the time you order the relevant product or service, and may not be used for any product or service that is subject to a discount or a promotion when you order the relevant product or service. The list price will be reduced by applying the discount specified in your order. Notwithstanding anything to the contrary in the previous three sentences, learning credits may also be used to pay taxes, materials and/or expenses related to your order; however, the discount specified above will not be applied to such taxes, materials and/or expenses. Learning credits are valid for a period of 12 months from the date your order is accepted by Oracle, and you must acquire products and must use any acquired services prior to the end of such period. You may only use learning credits in the country in which you acquired them, may not use them as a payment method for additional learning credits, and may not use different learning credits accounts to acquire a single product or service or to pay related taxes, materials and/or expenses. Learning credits are non-transferable and non-assignable. You may be required to execute standard Oracle ordering materials when using learning credits to order products or services.

$M in Managed Assets: is defined as one million one hundred and twenty-two thousand, two hundred Canadian dollars ($1,122,200.00) of the following total: (1) Book value of investment in capital leases, direct financing leases and other finance leases, including residuals, whether owned or managed for others, active on the program, plus (2) Book value of assets on operating leases, whether owned or managed for others, active on the program, plus (3) Book value of loans, notes, conditional sales contracts and other receivables, owned or managed for others, active on the program, plus (4) Book value of non earning assets, owned or managed for others, which were previously leased and active on the program, including assets from term terminated leases and repossessed assets, plus (5) Original cost of assets underlying leases and loans, originated and active on the program, then sold within the previous 12 months.

Membership: is defined as an individual authorized by you to access the hosted service, regardless of whether the individual is accessing the hosted service at any given time.

Module: is defined as each production database running the programs.

Named User Plus: is defined as an individual authorized by you to use the programs which are installed on a single server or multiple servers, regardless of whether the individual is actively using the programs at any given time. A non human operated device will be counted as a named user plus in addition to all individuals authorized to use the programs, if such devices can access the programs. If multiplexing hardware or software (e.g., a TP monitor or a web server product) is used, this number must be measured at the multiplexing front end. Automated batching of data from computer to computer is permitted. You are responsible for ensuring that the named user plus per processor minimums are maintained for the programs contained in the user minimum table in the licensing rules section; the minimums table provides for the minimum number of named users plus required and all actual users must be licensed.

For the purposes of the following programs: Configuration Management Pack for Non-Oracle Systems, System Monitoring Plug-in for Hosts, System Monitoring Plug-in for Non Oracle Databases, System Monitoring Plug-in for Non Oracle Middleware and Provisioning Pack, only the users of the third party program, that is being managed/monitored are counted for the purpose of determining the number of licenses required.

For the purposes of the following programs: Application Management Pack for Oracle E-Business Suite, Application Management Pack for Siebel, and Application Management Pack for PeopleSoft Enterprise, all users of the middleware and/or database software that support the respective application program are counted for the purpose of determining the number of licenses required.

Network Device: is defined as the hardware and/or software whose primary purpose is to route and control communications between computers or computer networks. Examples of network devices include but are not limited to, routers, firewalls and network load balancers.

Non Employee User - External: is defined as an individual, who is not your employee, contractor or outsourcer, authorized by you to use the programs which are installed on a single server or multiple servers, regardless of whether or not the individual is actively using the programs at any given time.

Oracle Finance Division Contract: is a contract between you and Oracle (or one of Oracle’s affiliates) that provides for payments over time of some or all of the sums due under your order.

Oracle University Knowledge Center Service: is defined as a web based learning environment hosted by Oracle that provides on demand access to either an individual Oracle University training course (“Online Course”) or to all of the Oracle University training courses available on the Knowledge Center website (“Passport”). The Oracle University Knowledge Center service is available at http://www.oracle.corn/education/oukc/, and is made available to you subject to the terms of this agreement and Oracle University’s Online Hosting Access Policies, which are located at httn://www.oracle.com/education/oukc/hostingpolicies.html and may be updated by Oracle from time to time without notice to you. Online Courses are made available on a named user basis, and the Passport is made available on a membership basis. In the event that any Oracle programs are made available for download as part of the service, then use of such programs is subject to the terms of this agreement. If you acquire the Oracle University Knowledge Center service, the term shall be one year from the effective date of your order. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE AGREEMENT, ORACLE DOES NOT WARRANT THAT THE ORACLE UNIVERSITY KNOWLEDGE CENTER SERVICE WILL BE PROVIDED UNINTERRUPTED OR ERROR-FREE.

Order Line: is defined as the total number of order entry line items processed by the program during a 12 month period. Multiple order entry line items may be entered as part of an individual customer order or quote and may also be automatically generated by the Oracle Configuration. You may not exceed the licensed number of Order Lines during any 12 month period unless you acquire additional Order Line licenses from Oracle.

Order Management User: is defined as an individual authorized by you to use the applicable licensed application programs which are installed on a single server or on multiple servers regardless of whether the individual is actively using the programs at any given time. Order Management Users are allowed to manually enter orders directly into the programs but any orders entered electronically from other sources must be licensed separately.

Orders: is defined as the total number of distinct orders for all programs that are a part of Electronic Orders, entered electronically (not manually entered by licensed professional users) through EDI, XML or other electronic means including purchase orders transmitted from Oracle Purchasing, during a 12-month period. You may not exceed the licensed number of orders during any 12-month period.

Partner Organization: is defined as an external third party business entity that provides value-added services in developing, marketing and selling your products. Depending upon the type of industry, partner organizations play different roles and are recognized by different names such as reseller, distributor, agent, dealer or broker.

Person: is defined as your employee or contractor who is actively working on behalf of your organization or a former employee who has one or more benefit plans managed by the system or continues to be paid through the system. For Time and Labor, a person is defined as an employee or contractor whose time or labor (piece work) or absences are managed by the application. For Project Resource Management, a person is defined as an individual who is scheduled on a project. For Internet Time, a person is defined as an individual who is charging time to a project via the application. The total number of licenses needed is to be based on the peak number of part-time and full-time people whose records are recorded in the system.

Ported Number: is defined as the telephone number that end users retain as they change from one service provider to another. This telephone number originally resides on a telephone switch and is moved into the responsibility of another telephone switch.

Processor: shall be defined as all processors where the Oracle programs are installed and/or running. Programs licensed on processor basis may be accessed by your internal users (including agents and contractors) and by your third party users. For the purposes of counting the number of processors which require licensing for a Sun UltraSPARC T1 processor with 4, 6 or 8 cores at 1.0 gigahertz or 8 cores at 1.2 gigahertz for only those servers specified on the Sun Server Table which can be accessed at http://oracle.com/contracts, “n” cores shall be determined by multiplying the total number of cores by a core processor licensing factor of .25. For the purposes of counting the number of processors which require licensing for AMD and Intel multicore chips, “n” cores shall be determined by multiplying the total number of cores by a core processor licensing factor of .50. For the purposes of counting the number of processors which require licensing for all hardware platforms not otherwise specified in this section, a multicore chip with “n” cores shall be determined by multiplying “n” cores by a core processor licensing factor of .75. All cores on all multicore chips for each licensed program for each core processor licensing factor listed above are to be aggregated before multiplying by the appropriate core processor licensing factor and all fractions of a number are to be rounded up to the next whole number. Notwithstanding the above, when licensing Oracle Standard Edition One or Standard Edition programs on servers with a maximum of 1 processor with 1 or 2 cores, only 1 processor shall be counted.

For example, a Sun UltraSPARC T1 based server installed and/or running the program on 6 cores would require 2 processor licenses (6 multiplied by a core processor licensing factor of .25 equals 1.50 which is then rounded up to the next whole number which is 2). An Intel or AMD based server installed and/or running the program on 7 cores would require 4 processor licenses (7 multiplied by a core processor licensing factor of .50 equals 3.50 which is then rounded up to the next whole number which is 4). Two multicore servers, for hardware platforms not specified above, installed and/or running the program on 10 cores would require 8 processor licenses (10 multiplied by a core processor licensing factor of .75 equals 7.50 which is then rounded up to the next whole number which is 8).

For the purposes of the following programs: Configuration Management Pack for Non-Oracle Systems, System Monitoring Plug-in for Hosts, System Monitoring Plug-in for Non Oracle Databases, System Monitoring Plug-in for Non Oracle Middleware and Provisioning Pack, only the processors on which the third party program that is being managed/monitored are running are counted for the purpose of determining the number of licenses required.

For the purposes of the following programs: Application Management Pack for Oracle E-Business Suite, Application Management Pack for Siebel, and Application Management Pack for PeopleSoft Enterprise, all processors on which the middleware and/or database software that support the respective application program are running are counted for the purpose of determining the number of licenses required.

For the Healthcare Transaction Base program, only the processors on which Internet Application Server Enterprise Edition and this program are installed and/or running are counted for the purpose of determining the number of licenses required. For the iSupport, iStore and Configurator programs, only the processors on which Internet Application Server (Standard Edition and/or Enterprise Edition) and the licensed program are running are counted for the purpose of determining the number of licenses required for the licensed program; under these licenses you may also install and/or run the licensed program on the processors where a licensed Oracle Database (Standard Edition and/or Enterprise Edition) is installed and/or running. With respect to the Customer Data Hub program, in determining the number of licenses required, only processors on which both Oracle Database Enterprise Edition and the Customer Data Hub program are running in production shall be counted.

Purchase Line: is defined as the total number of purchase line items processed by the application during a 12-month period. Multiple purchase lines may be created on either a requisition or purchase order or may be automatically generated by other Oracle Application programs. For iProcurement, Purchase Lines are counted as all line items on an approved requisition created in iProcurement. For Purchasing Intelligence, Purchase Lines are counted as the line items on purchase orders processed through this application. This does not include communication on the same purchase order. For each application, you may not exceed the licensed number of Purchase Lines during any 12-month period unless you acquire additional Purchase Line licenses from us. You may acquire a different number of Purchase Line licenses for each program (the number of Purchase Lines for iProcurement could be a smaller number than for Purchasing Intelligence).

Program Documentation: is defined as the program user manual and program installation manuals.

$M in Revenue: is defined as one million one hundred and twenty-two thousand, two hundred Canadian dollars ($1,122,200.00) in all income (interest income and non interest income) before adjustments for expenses and taxes generated by you during a fiscal year.

RosettaNet Partner Interface Processes® (PIPs®): are defined as business processes between trading partners. Preconfigured system-to-system XML-based dialogs for the relevant E-Business Suite Application(s) are provided. Each preconfigured PIP includes a business document with the vocabulary and a business process with the choreography of the message dialog.

Service Order Line: is defined as the total number of service order entry line items processed by the program during a 12 month period. Multiple service order entry line items may be entered as part .of an individual customer service order or quote. You may not exceed the licensed number of Service Order Lines during any 12 month period unless you acquire additional Service Order Line licenses from Oracle.

Subscriber: is defined as (a) a working telephone number for all wireline devices; (b) a portable handset or paging device that has been activated by you for wireless communications and paging; (c) a residential drop or a nonresidential device serviced by a cable provider; or (d) a live connected utility meter. The total number of Subscribers is equal to the aggregate of all types of Subscribers. If your business is not defined in the primary definition of Subscriber above, Subscriber is defined as each Cdn. $1,122.20 increment of your gross annual revenue as reported to the SEC in your annual report or the equivalent accounting or reporting document.

Suite: is defined as all the functional software components described in the product documentation.

Tape Drive: is defined as mechanical devices used to sequentially write, read and restore data from magnetic tape media. Typically used, but not limited to, data protection and archival purposes, tape drives are deployed either as a standalone units) or housed within a robotic tape library. Examples of tape drive include but are not limited to, Linear Tape Open (LTO), Digital Linear Tape (DLT), Advanced Intelligent Type (AIT), Quarter-Inch Cartridge (QIC), Digital Audio Tape (DAT), and 8mm Helical Scan.

Technical Reference Manuals

Technical Reference Manuals (“TRMs”) are Oracle’s confidential information. You shall use the TRMs solely for your internal data processing operations for purposes of: (a) implementing applications programs, (b) interfacing other software and hardware systems to the applications programs and (c) building extensions to applications programs. You shall not disclose, use or permit the disclosure or use by others of the TRMs for any other purpose. You shall not use the TRMs to create software that performs the same or similar functions as any of Oracle products. You agree: (a) to exercise either at least the same degree of care to safeguard the confidentiality of the TRMs as you exercise to safeguard the confidentiality of your own most important confidential information or a reasonable degree of care, whichever is greater; (b) to maintain agreements with your employees and agents that protect the confidentiality and proprietary rights of the confidential information of third parties such as Oracle and instruct your employees and agents of these requirements for the TRMs; (c) restrict disclosure of the TRMs to those of your employees and agents who have a “need to know” consistent with the purposes for which such TRMs were disclosed; (d) maintain the TRMs at all times on your premises; and (e) not to remove or destroy any proprietary or confidential legends or markings placed upon the TRMs. Oracle shall retain all title, copyright and other proprietary rights in the TRMs. TRMs are provided to you “as-is” without any warranty of any kind. Upon termination, you shall cease using, and shall return or destroy, all copies of the applicable TRMs.

Terabyte: is defined as a terabyte of computer storage space used by a storage filer equal to one trillion bytes.

Test: is defined as each unit of interaction, with a software or hardware interface for which the total time elapsed between the initiation of communication and the completion of the resulting response is measured. A test may run on its own or be set up in conjunction with additional tests so that there are multiple units of interaction. Each unit of interaction must be counted as a Test; execution of a test or set of tests multiple times does not require additional tests. Examples of tests include but are not limited to, an http-get for a URL, icmp-echo for an IP address and sql-execute for a database.

Trainee: is defined as an employee, contractor, student or other person who is being recorded by the program.

UPK Developer: is defined as an individual authorized by you to use the programs which are installed on a single server or multiple servers, regardless of whether the individual is actively using the programs at any given time. UPK Developers may create, modify, view and interact with simulations and documentation.

UPK Employee: is defined as an active employee of yours. (note: The value of these applications is determined by the size of the active employee population and not the number of actual users. Therefore, all of your active employees must be included in your order when licensing these applications). UPK Employees may view and interact with simulations and documentation but may not create or modify simulations or documentation.

UPK User: is defined as an individual authorized by you to use the programs which are installed on a single server or multiple servers, regardless of whether the individual is actively using the programs at any given time. UPK Users may view and interact with simulations and documentation but may not create or modify simulations or documentation.

Warehouse Builder Connector: is defined as a software product that connects an Oracle database where the Oracle Warehouse Builder code is deployed, to an external product (e.g., SAP). A unique connector is required for each distinct external product for which the Oracle database is required to interface.

Workstation: is defined as the client computer from which the programs are being accessed, regardless of where the program is installed.

Term Designation

If your program license does not specify a term, the program license is perpetual and shall continue unless terminated as otherwise provided in the agreement.

1, 2, 3, 4, 5 Year Terms: A program license specifying a 1, 2, 3, 4 or 5 Year Term shall commence on the effective date of the order and shall continue for the specified period. At the end of the specified period the program license shall terminate.

1 Year Hosting Term: A program license specifying a 1 Year Hosting Term shall commence on the effective date of the order and shall continue for a period of 1 year. At the end of the 1 year the program license shall terminate. A program license specifying a 1 Year Hosting Term may only be used for providing internet hosting services.

1 Year Oracle Hosted Term: A program license specifying a 1 Year Oracle Hosted Term shall commence on the effective date of the order and shall continue for a period of 1 year. At the end of the 1 year the program license shall terminate. A program license specifying a 1 Year Oracle Hosted Term must be hosted by Oracle.com via Computer and Administration services.

1 Year Subscription: A program license specifying a 1 Year Subscription shall commence on the effective date of the order and shall continue for a period of 1 year. At the end of the 1 year the program license shall terminate.

Licensing Rules

Fallover: Your license for the following programs, Oracle Database (Enterprise Edition, Standard Edition or Standard Edition One), Oracle Database Enterprise Edition Options, Oracle Internet Application Server (Enterprise Edition, Standard Edition, Standard Edition One or Java Edition) and Oracle Internet Application Server Options, includes the right to run the licensed program(s) on an unlicensed spare computer in a failover environment for up to a total of ten separate days in any given calendar year. Any use beyond the right granted in the previous sentence must be licensed separately and the same license metric must be used when licensing the program(s).

Testing: For the purpose of testing physical copies of backups, your license for the Oracle Database (Enterprise Edition, Standard Edition or Standard Edition One) includes the right to run the database on an unlicensed computer for up to four times, not exceeding 2 days per testing, in any given calendar year.

Primary Usage: Each licensed user of the following Oracle applications is counted only once based on primary usage: Financials, Discrete Manufacturing, Process Manufacturing, Project Costing and Purchasing. You must specify how many users you are licensed for each application. Primary Usage of one of the applications listed above provides the licensed user with the right to use any or all of the other application programs listed above for which you are licensed. This concept also apples to Application Read-Only Users. Each Application Read Only User of any of the applications listed above has the right to use any or all of the other application programs listed above for which you have also acquired Application Read-Only User licenses. Primary Usage does not provide you with the right to use other application programs including the extensions or options to the application programs listed above.

You are responsible for ensuring that the following restrictions are not violated:

•
Oracle Database Standard Edition may only be used on servers that have the ability to run a maximum of 4 single-core processors. For multicore chips, the maximum number of cores per server is determined by multiplying the core processor licensing factors (as specified in the processor definition) by the number of cores. The result must be less than or equal to 4 and the total number of cores must be less than or equal to 8. Oracle Database Standard Edition may also be used on a single cluster of servers supporting up to a maximum of four single-core processors per cluster (2 2-way nodes, 4 1-way nodes, or 1 1-way node and 1 3-way node). For multicore chips, the maximum number of cores per cluster is determined by multiplying the core processor licensing factors (as specified in the processor definition) by the number of cores. The result must be less than or equal to 4 and the total number of cores in the cluster must be less than or equal to 8.

•
Oracle Standard Edition One and Internet Application Server Standard Edition One may only be used on servers that have the ability to run a maximum of 2 single-core processors. For multicore chips, the maximum number of cores per server is determined by multiplying the core processor licensing factors (as contained in the processor definition) by the number of cores. The result must be less than or equal to 2 and the total number of cores must be less than or equal to 4.

•	The number of TRACE licenses (Rdb Server Option) must match the number of licenses of the associated database.

•
The number of Diagnostics Pack and /or Configuration Management Pack licenses must match the number of licenses of the associated Internet Application Server program (Enterprise Edition, Standard Edition, Standard Edition One or Java Edition).

•	The number of Service Registry licenses must match the number of licenses of the associated Internet Application Server program (Java Edition, Standard Edition One or Standard Edition).

•
The number of Bpel Process Manager Option, Business Activity Monitoring, XML Publisher, Service Registry and SOA Suite for Oracle Middleware licenses must match the number of licenses of the associated Internet Application Server Enterprise Edition program.

•
The number of Interactive Dashboard, Delivers, Answers, Office Plug-in and Reporting and Publishing licenses must match the number of licenses of the associated Business Intelligence Server Enterprise Edition program.

•	Application licensing prerequisites as specified in the Applications Licensing Table which may be accessed at http://oracle.com/contracts.

•
For the TimesTen In-Memory Database, Replication - TimesTen to TimesTen and Cache Connect to Oracle programs, the number of gigabytes (GB) specified in the program name is the maximum size of data store (aggregate of in-memory databases or caches on a single computer system or node in a cluster of servers) irrespective of the number of processors licensed. You may not exceed the specified GB data store limitation unless you acquire additional licenses from Oracle.

If you purchase Named User Plus licenses for the programs listed below, you must maintain the following user minimums and user maximums:

Program	Named User Plus Minimum
Oracle Database Enterprise Edition	25 Named Users Plus per Processor
Rdb Enterprise Edition	25 Named Users Plus per Processor

Program	Named User Plus Minimum
CODASYL DBMS	25 Named Users Plus per Processor
TopLink and Application Development Framework	10 Named Users Plus per Processor
Internet Application Server Java Edition	10 Named Users Plus per Processor
Internet Application Server Standard Edition	10 Named Users Plus per Processor
Internet Application Server Enterprise Edition	10 Named Users Plus per Processor
BPEL Process Manager	10 Named Users Plus per Processor
Portal	10 Named Users Plus per Processor
Integration	10 Named Users Plus per Processor
Business Intelligence	10 Named Users Plus per Processor
Forms and Reports	10 Named Users Plus per Processor
Web Services Manager	10 Named Users Plus per Processor
XML Publisher	10 Named Users Plus per Processor
Virtual Directory	10 Named Users Plus per Processor
SOA Suite for Non Oracle Middleware	10 Named Users Plus per Processor
Business Activity Monitoring for Non Oracle Middleware	10 Named Users Plus per Processor
Fusion Middleware for PeopleSoft	10 Named Users Plus per Processor
Fusion Middleware for SAP	10 Named Users Plus per Processor
Business Intelligence Standard Edition	10 Named Users Plus per Processor

•	The Named User Plus Minimum does not apply if the program is installed on a one processor machine that allows for a maximum of one user per program.

Program	Named User Plus Maximum
Personal Edition	1 Named User Plus per database

The number of licenses for the programs listed below must match the number of licenses of the associated database and if you purchase Named User Plus licenses for these programs, you must maintain, at a minimum, 25 Named Users Plus per Processor per associated database:

Real Application Clusters, Partitioning, OLAP, Data Mining, Spatial, Advanced Security, Label Security, Database Vault, Warehouse Builder Enterprise ETL, Warehouse Builder Data Quality, Diagnostics Pack, Tuning Pack, Change Management Pack, Configuration Management Pack

The effective date of this agreement shall be May 4, 2007.  (to be completed by Oracle)

Company Name: Pioneer Transformers Ltd.	ORACLE CORPORATION CANADA, INC.
Authorized Signature: /s/ James A. Wilkins	Authorized Signature: /s/ Ann Spicer
Name: James A. Wilkins	Name: Ann Spicer
Title: Vice President Finance	Title: Senior Manager Contract Services
Signature Date: 2/23/07	Signature Date: 5/4/07

SPECIAL EDITION ADDENDUM

TO THE

ORACLE LICENSE AND SERVICES AGREEMENT

A.           PROGRAMS AND SERVICES.

1.
“Oracle E-Business Suite Special Edition” are those Oracle software programs specifically identified in Exhibit A to this Addendum, and any updates to such software programs that are acquired through software updates and product support (“technical support”). The term “traditional component programs of the Oracle E-Business Suite” refers to the following modules of the Oracle E-Business Suite programs: Financials, Purchasing, Order, Management, E-Business Intelligence, Inventory Management, Discrete Manufacturing, TeleService, Field Sales, TeleSales.

2.
If you are acquiring technical support for the Oracle E-Business Suite Special Edition programs you acknowledge that such technical support shall be provided for a period of 12 months only, that such technical support is provided under the relevant terms of the agreement, and that fees for such technical support are due and payable annually in advance. The authorized Oracle partner from whom you purchased licenses for the E-Business Suite Special Edition programs and technical support will inform you of the fees for the second year of technical support services should you elect to purchase such services from Oracle.

B.           ORACLE E-BUSINESS SUITE SPECIAL EDITION TERMS

1.
Application User. For purposes of this Addendum, the term “Application User” is defined as an individual authorized by you to use the Oracle E-Business Suite Special Edition programs (as defined below) which are installed on a single server or on multiple servers regardless of whether the individual is actively using the Oracle E-Business Suite Special Edition programs at any given time.

2.
Licensing Minimum and Maximum. You must purchase a minimum of 10 Application Users for the Oracle E-Business Suite Special Edition programs and you may not exceed more than 50 Application Users for the Oracle E-Business Suite Special Edition programs.

3.	Modifications to Reports Forms and/or Workbooks used with the Oracle E-Business Suite Special Edition Programs.

a.
If you wish to make modifications implemented as Java programs which include Java that produces html interface or Java business logic, you must purchase: (i) JDeveloper for the total number of developers who are not licensed for Internet Developer Suite and are building Java programs using JDeveloper that accesses the existing application schema; (ii) Internet Developer Suite or Discoverer Desktop Edition for the total number of developers who are performing these modifications; (iii) Internet Application Server Enterprise Edition for the total number of end users or processors for which the modifications are deployed; and (iv) If deploying client/server workbooks, Discoverer Desktop edition for the total number of users.

b.
If you wish to make modifications that require Internet Developer Suite or Discoverer Desktop edition only (including creation/modification of reports, forms, and workbooks), you must purchase: (i) JDeveloper for the total number of developers who are not licensed for Internet Developer Suite and are building Java programs using JDeveloper that accesses the existing application schema; (ii) Internet Developer Suite or Discoverer Desktop Edition for the total number of developers who are performing these modifications; (iii) Internet Application Server Enterprise Edition for the total number of end users or processors for which the modifications are deployed; and (iv) if deploying client/server workbooks, Discoverer Desktop edition for the total number of users.

4.	Modifications to the Database Program used with the Oracle E-Business Suite Special Edition Programs.

If you wish to make any modifications, outside of those stated in 3a. or 3b. above, or customizations to the Oracle E-Business Suite Special Edition programs or to the Oracle database, including adding/changing tables, columns, stored procedures, and triggers, you may no longer use the Oracle E-Business Suite Special Edition programs and must purchase: (1) Oracle E-Business Suite or traditional component programs of the Oracle E-Business Suite for the total number of actual users subject to applicable licensing and pricing metrics; (2) Database Enterprise Edition for the total number of actual users or Processors; (3) Internet Application Server Enterprise Edition for the total number of end users or Processors for which the modifications are deployed; (4) Internet Development Suite and/or Discoverer Desktop Edition for the total number of developers who are performing these modifications; (5) JDeveloper for the total number of developers who are not licensed for Internet Development Suite and are building Java Programs using JDeveloper that access the existing application schema; (6) If deploying client/server workbooks, Discoverer Desktop edition for the total number of users.

5.
Customer Reference. Oracle may refer to you as an Oracle E-Business Suite Special Edition customer in sales presentations, marketing vehicles and activities. In addition you agree to become part of Oracle’s reference program by working with a representative from Oracle Marketing to define what marketing activities you will participate in. These marketing activities may include a reference in Oracle’s annual report, taking sales reference calls and participating in print advertising, marketing leadership forums and trade shows. At a minimum, you agree to develop a customer profile for use on Oracle.com and for other promotional activities at Oracle’s discretion. The profile will include a quote from an executive of your company and your company’s logo.

Pioneer Transformers Ltd.	Oracle Corporation Canada, Inc.
Authorized Signature: /s/ James A. Wilkins	Authorized Signature: /s/ Ann Spicer
Name: James A. Wilkins	Name: Ann Spicer
Title: Vice President Finance	Title: Senior Manager Contract Services
Signature Date: 2/23/07	Signature Date: 5/4/07
Effective Date: 5/4/07 (to be completed by Oracle)

Exhibit A

Oracle E-Business Suite Special Edition included Applications

Category	Programs
Intelligence	E-Business Intelligence
Sales	TeleSales, Field Sales
Service	TeleService
Order Management	Order Management
Logistics	Inventory Management
Procurement	Purchasing
Manufacturing	Discrete Manufacturing
Financial	Financials
Education	11I E-Business Suite End User Training Subscription, if available
Database	Oracle database – Enterprise Edition (restricted to use with the E-Business Suite Special Edition programs)